ADP CLAIMS SERVICES GROUP AND eAUTOCLAIMS ANNOUNCE
                            JOINT MARKETING AGREEMENT

        ADP to Offer a New Managed Repair Service for Insurance Carriers

OLDSMAR, FL -- March 11, 2004 -- eAutoclaims, a provider of claims management services, and ADP Claims Services Group, a leading provider of integrated business solutions for the property and casualty, collision repair and automotive recycling industries, announced today an agreement offering insurance carriers a new service to more efficiently and effectively administer their managed repair programs.

Under the terms of the agreement ADP will offer a new solution, ADP Managed Repair Service, powered by eAutoclaims. It will differ from other managed repair solutions in the industry. This service will allow insurance companies to benefit from web-enabled, streamlined, electronic assignments and dispatch within a fully managed repair network of more than 2,600 qualified collision repair shops and independent appraisers. Such electronic assignment and claims handling eliminates the time-consuming traditional claim process of phone calls, faxes and emails.

Insurance companies will benefit from estimate review services to ensure adherence to industry guidelines. They will also benefit from services that track and coordinate other aspects of the claims process at a lower cost, while helping to manage the overall repair quality.

"ADP Managed Repair Service is another example of our commitment to providing clients with value added, end-to-end claims management solutions," said Jose Rivero, ADP Claims Services senior vice president. "Our arrangement with eAutoclaims, and their leading service, allows us to expand the depth and breadth of ADP's services for insurance managed repair programs. ADP Managed Repair Service will streamline an insurance company's claims processes, lower administrative expenses and help increase overall client satisfaction."

"With ADP's strength and industry leadership, eAutoclaims can expand its presence and provide more insurance companies with the management service efficiencies and repair network savings they need," said Eric Seidel, eAutoclaims president and chief executive officer. "The eAutoclaims national contracted repair network is made up of some of the finest repair facilities in the nation. This partnership means more contracted repairs through the ADP Managed Repair Service for those partner shops." The agreement contemplates that certain ADP-directed enhancements will be made to the current service offerings of eAutoclaims, and is terminable by ADP if certain conditions are not satisfied within 45 days after its effective date and thereafter.

For information on joining the eAutoclaims network, collision repair facilities and independent appraisal firms you can contact eAutoclaims at (800) 909-9401.

For more information on ADP Managed Repair Service, please contact Michael Anderson at (860) 673-5890.

About ADP Claims Services Group
ADP Claims Services Group, a wholly owned subsidiary of Automatic Data Processing, Inc. is a leading provider of integrated business solutions for clients in the property and casualty, collision repair and automotive recycling industries. ADP, with $7 billion in revenues and over 500,000 clients, is one of the largest independent computing services firms in the world.

About eAutoclaims
eAutoclaims (OTC BB:EACC) is a business services company that provides the insurance industry with claims management services through both ASP and integrated outsourcing solutions. The company's clients are insurance companies, fleet management companies and insurance services companies. eAutoclaims' solutions streamline the claims handling process, decreasing the overall time and cost required to process a collision claim and reducing average paid losses for its clients. The company handles repair estimates, repair audits, and claims systems administration services for automobile claims that are processed and tracked via the eAutoclaims web-based platform and network of service providers.


This announcement contains "forward-looking statements." Words such as "anticipate", "believe", "estimate", "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.